EXHIBIT 10.7
AMENDMENT NO. 3 TO LEASE AGREEMENT
     THIS AMENDMENT NO. 3 TO LEASE AGREEMENT (this “Amendment”) is made and entered into on the 10th day of November, 2004, by and between SAN ANTONIO TECHNOLOGY CENTER CORPORATION, a Delaware corporation (“Landlord”), successor-in-interest to Medical Plaza Partners, Ltd. (“Original Landlord”) and PAN AMERICAN ACCEPTANCE CORPORATION, a Texas corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Original Landlord and Tenant entered into that certain Office Lease (the “Lease Agreement”) dated February 18, 1997 covering approximately 17,082 square feet of Rentable Area located in Suite 1400 and Suite 1225 of the building commonly known as One Technology Center (the “Building”) in San Antonio, Texas;
     WHEREAS, Landlord and Tenant entered into that certain Amendment No. 1 to Lease Agreement (“Amendment No. 1”) dated June 10, 2002 wherein the Premises were expanded to include approximately 1,009 square feet of additional Rentable Area in Suite 1220 of the Building, so that the Premises then contained approximately 18,091 square feet of Rentable Area;
     WHEREAS, Landlord and Tenant entered into that certain Amendment No. 2 to Lease Agreement (“Amendment No. 2”) dated February 27, 2003 wherein the Premises were expanded to include approximately 813 square feet of additional Rentable Area in Suite 1215 of the Building, so that the Premises then contained approximately 18,904 square feet of Rentable Area, comprised of Suites 1400, 1225, 1220 and 1215 in the Building (the Lease Agreement, as so amended, being hereinafter referred to as the “Lease”); and
     WHEREAS, Landlord and Tenant desire to extend the Term of the Lease and to further modify the terms of the Lease in accordance with the terms and conditions herein provided.
     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:
     1. Term. The Term of the Lease is hereby extended so that the Term shall expire on June 30, 2010. As used herein, the term “Renewal Term” shall mean the period commencing on July 1, 2007 and ending on June 30, 2010.
     2. Base Rent.
          A. The Lease is hereby amended to reflect that Tenant’s Base Rent for the months of November 2004, December 2004 and January 2005 shall be $0.00, and Tenant shall not be obligated to pay Additional Rent for the months of November 2004, December 2004 and January 2005.
B. Tenant’s Base Rent for the Renewal Term shall be as follows:

	Annual Base Rent Rate	Monthly
Period	Per Rentable Square Foot	Base Rent
7/01/07 - 6/30/08	$17.25	$27,174.50
7/01/08 - 6/30/09	$17.75	$27,962.17
7/01/09 - 6/30/10	$18.25	$28,749.83
     3. Expense Stop. The Lease is hereby amended to reflect that effective July 1, 2007, the first sentence of Paragraph A of Exhibit C shall be amended in its entirety to read as follows:
In the event that during the term hereof the Office Building Operating Expenses adjusted as necessary to reflect a 95% occupied Office Building during any Calendar Year shall exceed the product of $7.75 multiplied by the Rentable Area of the Office Building, Lessee shall pay in addition to Base Rent as described in Paragraph 2.1 as Additional Rent its Proportionate Share of such excess. Notwithstanding anything in the Lease to the contrary, for the purpose of calculating Additional Rent each year during the Renewal Term, the actual Controllable Office Building Operating Expenses shall be deemed not to increase more than six percent (6%) per year over the prior year’s actual Office Building Operating Expenses. For purposes hereof, the term ''Controllable Office Building Operating Expenses”) shall mean Taxes, insurance and utilities.
     4. Refurbishment Allowance. Landlord shall provide Tenant with a refurbishment allowance (the “Refurbishment Allowance”) in an amount equal to the product of $4.50 multiplied by the number of square feet of Rentable Area in the Premises, to re-paint and re-carpet the Premises (the “Refurbishment Work”). The Refurbishment Work shall be performed only by contractors approved by Landlord (such approval not to be unreasonably withheld or delayed). Tenant shall not become entitled to any portion of the Refurbishment Allowance until such work for which Tenant is requesting reimbursement has been completed and Tenant has caused to be delivered to Landlord all invoices from contractors, subcontractors, and suppliers evidencing the cost of performing the Refurbishment Work, together with unconditional lien waivers from such parties. Any unused portion of the Refurbishment Allowance as of November 1, 2005 shall be the property of Landlord.
     5. Partial Termination. If no uncured default exists either at the time of giving Tenant’s Partial Termination Notice (as defined below) or upon the Effective Partial Termination Date (as defined below), then Tenant shall the right (“Tenant’s Partial Termination Right”) to terminate this Lease with respect to the 813 square feet of Rentable Area (the “Surrender Space”) outlined on Exhibit A attached hereto and made a part hereof for all purposes upon the

Effective Partial Termination Date by delivering to Landlord, no later than nine (9) months prior to the Effective Partial Termination Date, (i) written notice (“Tenant’s Partial Termination Notice”) of such termination setting forth the effective partial termination date (the “Effective Partial Termination Date”), and (ii) an amount of money equal to the Termination Fee (as defined below). Notwithstanding Tenant’s early termination of the Lease pursuant to this paragraph, Tenant shall remain liable for all obligations which accrue up to the Effective Partial Termination Date. The term “Termination Fee” shall mean an amount of money equal to the unamortized portion of (a) any amounts paid by Landlord as construction allowances, architectural allowances, and brokerage commissions in connection with the expansion of the Premises pursuant to Amendment No. 2, amortized at 10% per annum, plus (b) $3,658.50, amortized without interest (representing the portion of the Refurbishment Allowance (as defined in Paragraph 4 above) which is attributable to the Surrender Space), plus (c) the portion of the brokerage commissions attributable to the Surrender Space paid in connection with this Amendment, amortized without interest, plus (d) the amount of Base Rent and Additional Rent which would have been payable by Tenant for November 2004, December 2004 and January 2005, but for the abatement of such rentals pursuant to Paragraph 1 of this Amendment (collectively, “Landlord’s Costs”). Notwithstanding anything herein to the contrary, Tenant’s right to terminate the Lease with respect to the Surrender Space shall expire on October 1, 2006 (the “Expiration Date”). Tenant’s failure to deliver Tenant’s Partial Termination Notice and/or the Termination Fee prior to the Expiration Date shall automatically extinguish Tenant’s Partial Termination Right, time being of the essence with respect to Tenant’s exercise thereof.
     6. Renewal Option. If no uncured default by exists either at the time of giving Tenant’s renewal notice or upon commencement of the renewal term, Tenant shall have the right to renew the term of the Lease for one (1) additional period of five (5) years upon the same terms, conditions and provisions applicable to the then current term of the Lease (unless otherwise expressly provided herein), except that the annual Base Rent for the additional term of five (5) years shall be the product of (i) the number of square feet of Rentable Area then contained in the Premises multiplied by (ii) an amount equal to the then prevailing market base rent rate per rentable square foot per annum charged for comparable office space in the Building and other comparable buildings in the vicinity of the Building. Tenant shall evidence its intent to exercise its right of renewal by delivering to Landlord written notice (“Tenant’s Notice”) of Tenant’s desire to renew the Term of this Lease as aforesaid no later than January 1, 2010. Landlord shall deliver to Tenant a written notice (“Landlord’s Notice”) specifying the Base Rent rate per square foot of Rentable Area per annum for the additional term of five (5) years. Tenant shall have thirty (30) days following delivery of Landlord’s Notice in which to notify Landlord of Tenant’s exercise of its rights to renew the Term hereof. Failure to notify Landlord within such period or to timely deliver Tenant’s Notice shall automatically extinguish Tenant’s right to renew, time being of the essence with respect to Tenant’s exercise thereof. Tenant shall have no right to renew the Term of the Lease following the expiration of the renewal term of five (5) years detailed herein.
     7. Tenant Estoppel. Tenant hereby confirms and ratifies the Lease, as amended hereby, acknowledges that Landlord is not in default under the Lease as of the date this Amendment is executed by Tenant and accepts the Premises “AS IS”, without benefit of further improvements, except as expressly provided in this Amendment, and without warranty of suitability or fitness for a particular purpose.
     8. Commissions. Tenant represents that it has dealt with no broker, agent or other person in connection with this Amendment other than Trammell Crow Company and The Pinnacle Group (collectively, “Broker”) and that no broker, agent or other person brought about this Amendment (other than Broker), and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, losses, costs or expenses (including attorneys’ fees and expenses) by any broker, agent or other person (except those of Broker) claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this transaction contemplated by this Amendment. The provisions of this paragraph shall survive the expiration of the Lease Term or any renewal or extension thereof.
     9. Confidentiality Tenant agrees that Tenant shall not disclose, directly or indirectly, any of the terms, covenants, conditions or agreements set forth in the Lease, this Amendment or any subsequent amendments hereto, nor shall Tenant provide the Lease, this Amendment or any subsequent amendments hereto or any copies of same to any person, including, but not limited to, any other tenants in the Building or any agents or employees of such tenants, except that Tenant may disclose such information for valid business, legal and accounting purposes.
     10. Miscellaneous.
          (a) Exhibit J to the Lease Agreement is hereby deleted in its entirety. Paragraphs 9, 10 and 11 of Amendment No. 1 are hereby deleted in their entirety. Paragraphs 9 and 10 of Amendment No. 2 are hereby deleted in their entirety.
          (b) Any capitalized term or phrase used in this Amendment shall have the same meaning as the meaning ascribed to such term or phrase in the Lease unless expressly otherwise defined in this Amendment.
          (c) In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.
          (d) Except as amended by this Amendment, the terms of the Lease remain in full force and effect.
          (e) Submission of this Amendment for examination does not constitute an offer, right of first refusal, reservation of, or option for, the Premises or any other premises in the Building. This Amendment shall become effective only upon execution and delivery by both Landlord and Tenant.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed on the date set forth above.

LANDLORD:

SAN ANTONIO TECHNOLOGY CENTER CORPORATION,
a Delaware corporation

	By:	Morgan Stanley Real Estate Advisors, Inc., Advisor

		By:	/s/ Karen Huston

\			Karen Huston
Vice President

TENANT:

PAN AMERICAN ACCEPTANCE CORPORATION,
a Texas corporation

	By:	/s/ Don Cangelosi

Name: DON CANGELOSI
Title: PRESIDENT

EXHIBIT A
[Outline of Surrender Space]